:----------:                                      :----------------------------:
:  FORM 4  :                                      :     OMB APPROVAL           :
:----------:                                      :----------------------------:
                                                  :OMB NUMBER        3235-0287 :
                                                  :EXPIRES: SEPTEMBER 30, 1998 :
                                                  :ESTIMATED AVERAGE BURDEN    :
                                                  :HOURS PER RESPONSE..... 0.5 :
                                                  :----------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

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1. Name and Address of Reporting Person

    Koninklijke Philips Electronics N.V.
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   (Last)                     (First)                       (Middle)

    Breitner Center
    Amstelplein 2
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                                    (Street)

   1096 BC Amsterdam
   The Netherlands
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   (City)                     (State)                       (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Quinton Cardiology Systems, Inc. (QUIN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   May 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   _____ Director                       _X__ 10% Owner
   _____ Officer (give title below)     ____ Other (Specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   _____ Form filed by One Reporting Person
   __X__ Form filed by more than One Reporting Person


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================================================================================

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)    5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)           Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)          ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------     at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or   Price      Month (Instr.       (Instr. 4)      (Instr. 4)
                          Year)     Code      V               (D)                 3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------

Common Stock           5/2/02        C              1,189,989  A                    1,189,997          (1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)

     Series A Preferred Stock
     ---------------------------------------------------------------------------
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2.   Conversion or Exercise Price of Derivative Security

     2.2-for-1 (2)
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3.   Transaction Date (Month/Date/Year)

     5/2/02
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4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------
            C
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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------
                                    2,617,977
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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------
         Immediate
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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------
       Common Stock                      1,189,989 (2)
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8.   Price of Derivative Security (Instr. 5)


================================================================================
9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

         -0-
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================================================================================
10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)

         (1)
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================================================================================
11.  Nature of Indirect Beneficial Ownership (Instr. 4)


     ---------------------------------------------------------------------------
================================================================================
Explanation of Responses:

(1) These shares are owned directly by Philips Electronics North America Corporation ("PENAC"), a wholly owned subsidiary of Philips Holding USA Inc. ("PHUSA"). PHUSA is a wholly owned subsidiary of Koninklijke Philips Electronics N.V. ("KPNV"). Accordingly, securities owned by PENAC may be regarded as being owned beneficially by PHUSA; securities owned by PHUSA may be regarded as being owned beneficially by KPNV.

(2) Reflects a 1-for-2.2 reverse stock split, which became effective on May 2, 2002.

                      Koninklijke Philips Electronics N.V.

                      By: /s/ A. Westerlaken                       May 2, 2002
                         ------------------------------------    ---------------
                         Name:  A. Westerlaken                        Date
                         Title: General Secretary
                       **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                     Page 2 of 4
                                                                 SEC 1474 (3/91)

                            Joint Filer Information


Name:             Philips Holding USA Inc.

Address:          1251 Avenue of the Americas
                  New York, NY 10020

Designated Filer:          Koninklijke Philips Electronics N.V.

Issuer & Ticker Symbol:    Quinton Cardiology Systems, Inc. (QUIN)

Date of Event Requiring Statement:  May 2, 2002

Signature:         /s/ Belinda Chew
                  ---------------------------
                  Name:  Belinda Chew
                  Title: Senior Vice President

                                              Joint Filer Information


Name:             Philips Electronics North America Corporation

Address:          1251 Avenue of the Americas
                  New York, NY  10020

Designated Filer:      Koninklijke Philips Electronics N.V.

Issuer & Ticker Symbol:    Quinton Cardiology Systems, Inc. (QUIN)

Date of Event Requiring Statement:  May 2, 2002

Signature:         /s/ Belinda Chew
                  ---------------------------
                  Name:  Belinda Chew
                  Title: Senior Vice President



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